EXHIBIT 10.26

                                 PROMISSORY NOTE



$2,100,000.00                   Midland, Texas                   January 3, 2005


     FOR VALUE RECEIVED, in the manner, on the dates and in the amounts herein stipulated, Natural Gas Services Group, Inc. (the "Maker"), a Colorado corporation with principal offices at 2911 S. County Road 1260, Midland, Texas 79706, promises to pay to the order of Paul D. Hensley, an individual residing at 3005 N. 15th Street, Broken Arrow, Oklahoma 74012 ("Payee"), at his address in the City of Broken Arrow, Tulsa County, Oklahoma, in lawful money of the United States of America, the sum of Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00), together with interest on the outstanding principal balance hereof (calculated on the basis of actual days elapsed in a year consisting of 365 days) from date until maturity at a rate equal to four percent (4.00%) per annum.

     Principal on this Promissory Note (this "Note") shall be due and payable in three equal annual installments as follows:

          (1) $700,000.00 shall be due and payable on January 3, 2006; $700,000.00 shall be due and payable on January 3, 2007; and

          (2) one final installment of all remaining unpaid principal shall be due and payable in full on January 3, 2008.

     Accrued and unpaid interest on the unpaid principal balance of this Note shall be due and payable on the same dates as, but in addition to, the installments of principal.

     Subject to the prior written consent of Payee, Maker may, but shall not be obligated to, make principal payments on this Note:

          (1) in shares (only whole shares) of Buyer Common Stock valued at the Cash Equivalent Amount Per Share for the purposes of determining the number of shares of Buyer Common Stock to be issued; or

          (2) by combination of cash and such shares.

     "Cash Equivalent Amount Per Share" means the average of the daily closing prices of Buyer Common Stock on the American Stock Exchange for the twenty consecutive trading days commencing thirty trading days before the due date of any principal payment.

     All past due principal on this Note shall bear interest at the rate of ten percent (10%) per annum until such sums have been paid; provided, however, that


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in no event  shall  interest  on this  Note  ever be  charged  or paid at a rate greater than the maximum nonusurious rate permitted by applicable federal or Texas law from time to time in effect, whichever shall permit the higher lawful rate (the "Highest Lawful Rate"). Interest shall be computed on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be. At all such times, if any, as Chapter One ("Chapter One") of the Texas Credit Code shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated rate ceiling" (as defined in Chapter One ) from time to time in effect.

     If, for any reason whatever, the interest paid or received on this note shall exceed the Highest Lawful Rate, the owner or holder of this note shall refund to the payor or, at the option of such owner or holder, credit against the principal of this note such portion of said interest as shall be necessary to cause the interest actually paid and retained on this note to equal the Highest Lawful Rate. All sums paid or agreed to be paid to the holder or holders hereof for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this note.

     Maker may prepay this Note in whole or in part at any time and from time to time without the payment of any premium or fee. All prepayments hereon shall be applied to the installments of principal in inverse order of their maturities.

     This Note is one of the Promissory Notes referred to in the Stock Purchase Agreement, dated of even date herewith, by and among Screw Compression Systems, Inc., a Texas corporation, Jim Hazlett, Tony Vohjesus, Payee and Maker (the
"Agreement"), and is subject to the terms and conditions of such Agreement. Reference is made to the Agreement for a statement of the rights, remedies, powers, privileges, benefits, duties and obligations of Maker and Payee under the Agreement. Capitalized terms used herein which are defined in the Agreement shall have such defined meanings unless otherwise defined herein.

     Payment of this Note is secured by that certain Irrevocable Standby Letter of Credit, dated January 3, 2005, in the face amount of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00), issued by Western National Bank, Midland, Texas, naming Payee as beneficiary. Reference is made to the Letter of Credit for a statement of the nature and extent of the security and the rights and obligations of the Maker and Payee thereunder.

     Time is of the essence of this Note. If Maker fails to pay when due any installment of principal and such failure to pay continues for a period of five days after Maker's receipt of written notice from Payee, the holder of this Note may, at such holder's option, declare the entirety of the indebtedness evidenced hereby immediately due and payable and exercise any other available remedies, and failure to exercise any remedy shall not constitute a waiver at any other time.

     If this Note or any installment or part hereof is not paid when due, whether at maturity or by acceleration, or if it is collected through a bankruptcy, probate or other court proceeding, whether before or after maturity, the undersigned agrees to pay all costs and expenses of collection, including, but not limited to, reasonable attorneys' fees, incurred by the holder hereof.


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     Maker  waives  notice  (including,  but not limited to,  notice of protest, notice of dishonor, notice of intent to accelerate and notice of acceleration), demand, presentment for payment, protest, diligence in collecting or bringing suit and the filing of suit for the purpose of fixing liability.

     EXECUTED to be effective as of the date and year first written above.


                                                NATURAL GAS SERVICES GROUP, INC.


                                            By:  /s/ Wallace C. Sparkman
                                                --------------------------------
                                                Wallace C. Sparkman, President












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